UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2007

Expedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51447	20-2705720
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

3150 139th Avenue S.E., Bellevue, Washington		98005
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(425) 679-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
[X] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     In connection with the announcement by Expedia, Inc. (the “Company”) on June 19, 2007, of the Company’s intention to commence an issuer tender offer as described in Item 8.01 below (the “Tender Offer”), the Company, Liberty Media Corporation, a significant stockholder of the Company (“Liberty Media”), and Mr. Barry Diller, the Company’s Chairman and Senior Executive, entered into an amendment (the “First Amendment”) to that certain Governance Agreement (the “Governance Agreement”), dated as of August 9, 2005, among the Company, Liberty Media and Mr. Diller.

     At the Effective Time (as defined below) the First Amendment shall amend the provisions of the Governance Agreement which, as of the date of this Current Report on Form 8-K (this “Report”), provide that so long as certain conditions relating to, among other things, ownership are met (the “Ownership Requirements”), the Company may not take specified actions (including, among other transactions, making material amendments to the certificate of incorporation or bylaws of the Company, adopting any stockholder rights plan that would adversely affect Liberty Media or Mr. Diller, as applicable, and granting additional consent rights to a stockholder of the Company) (the “Specified Actions”) without the prior approval of Liberty Media and/or Mr. Diller, as applicable, if the Company’s “total debt ratio” equals or exceeds 4:1 over a twelve month period. As of the Effective Time, the First Amendment provides that, so long as the Ownership Requirements are met, in the event that the Company or any of its subsidiaries incurs any new obligations for borrowed money within the definition of “total debt” set forth in the Governance Agreement (other than in respect of specified refinancings), if the Company’s “total debt ratio” (giving effect to such new obligations) equals or exceeds 8:1, and for so long as the Company’s “total debt ratio” continues to equal or exceed 8:1, the Company may not take the Specified Actions without the prior approval of Liberty Media and/or Mr. Diller. The First Amendment further provides that if the new obligations are incurred by the Company or a subsidiary in connection with the acquisition of a business, the foregoing calculation of the Company’s “total debt ratio” would take into account certain debt and cash of the acquired business and would also take into account twelve months of the EBITDA (as defined in the Governance Agreement) of the acquired business.

     At the Effective Time, the First Amendment also amends the provisions of the Governance Agreement which, as of the date of this Report, provide Liberty Media the right to nominate up to two directors of the Company so long as Liberty Media beneficially owns at least 33,651,963 equity securities of the Company (and so long as Liberty Media’s ownership percentage is at least equal to 15% of the total equity securities of the Company) (the “Liberty Ownership Requirements”). As of the Effective Time, the First Amendment provides that Liberty Media shall be entitled to nominate up to 20% of the number of directors on the Board of Directors (the “Board”) of the Company (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) so long as Liberty Media meets the Liberty Ownership Requirements.

     Under the terms of the First Amendment, the amendments to the Governance Agreement described above will become effective (the “Effective Time”) upon the commencement by the Company of the Tender Offer, so long as the Tender Offer is commenced no later than July 16, 2007.

     The foregoing summary of the First Amendment is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 8.01. Other Events.

     On June 19, 2007, the Company issued a press release announcing its intention to repurchase up to 116,666,665 shares of Common Stock of the Company (“Common Stock”) in a modified “Dutch auction” tender offer at a price per share of not less than $27.50 and not greater than $30.00. The 116,666,665 shares of Common Stock subject to the tender offer represent approximately 42% of the number of shares of Common Stock currently outstanding and 38% of the total number of shares of Common Stock and Class B Common Stock of the Company currently outstanding. The Company expects to commence the tender offer during the week of June 25, 2007 and expects that the tender offer will expire, unless extended, during the week of August 6, 2007. A modified “Dutch auction” will allow holders of Common Stock to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares of Common Stock tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per share within the range at which the Company can purchase 116,666,665 shares of Common Stock or such lesser number of shares as are properly tendered. The Company will not purchase shares of Common Stock below a price stipulated by a tendering stockholder, and in some cases, may actually purchase shares at prices above a stockholder’s indication under the terms of the modified “Dutch auction.” The tender offer will not be contingent upon any minimum number of shares of Common Stock being tendered. However, it will be subject to certain conditions that will be described in the Offer to Purchase to be filed by the Company with the Securities and Exchange Commission and mailed to holders of Common Stock, including the receipt of financing.

     A copy of the Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 First Amendment to Governance Agreement, dated as of June 19, 2007, among Expedia, Inc., Liberty Media Corporation and Barry Diller

99.1 Press release issued by the Company on June 19, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 19, 2007

EXPEDIA, INC.

/s/ Burke F. Norton
By:
Name: Burke F. Norton
Title: Executive Vice President & General
Counsel

EXHIBIT INDEX

10.1      First Amendment to Governance Agreement, dated as of June 19, 2007, among Expedia, Inc., Liberty Media Corporation and Barry Diller

99.1      Press release of Expedia, Inc., dated June 19, 2007